Exhibit 99.1

Investor Contacts	Media Contacts
Linda Ventresca	Joseph Kuo
AXIS Capital Holdings Limited	Kekst and Company
investorrelations@axiscapital.com	(212) 521-4800
(441) 405-2727

AXIS CAPITAL REPORTS THIRD QUARTER NET LOSS OF $249 MILLION

DILUTED BOOK VALUE PER SHARE OF $26.25

Pembroke, Bermuda, October 27, 2008 - AXIS Capital Holdings Limited (“AXIS Capital”) (NYSE: AXS) today reported a net loss for the third quarter of 2008 of $249 million, or $1.79 per diluted common share, compared with net income of $270 million, or $1.65 per diluted common share, for the third quarter of 2007. Net income for the nine months ended September 30, 2008 was $220 million, or $1.40 per diluted share, compared with $749 million, or $4.53 per diluted share, for the corresponding period in 2007. Our results for the quarter were impacted by Hurricanes Ike and Gustav and investment losses resulting from the unprecedented financial market volatility and disruption to the financial system.

Our operating loss for the third quarter of 2008 was $161 million, or $1.15 per diluted share, compared with operating income of $271 million, or $1.66 per diluted common share, for the third quarter of 2007. Operating losses excluding foreign exchange gains, net of tax, for the third quarter of 2008 were $171 million, or $1.22 per diluted common share, compared with income of $264 million, or $1.62 per diluted common share, for the third quarter of 2007.

Operating income for the first nine months of 2008 was $273 million, or $1.74 per diluted share, compared with $754 million, or $4.55 per diluted common share, for the first nine months of 2007. This same item excluding foreign exchange gains, net of tax, for the first nine months of 2008 was $251 million, or $1.59 per diluted common share, compared with $739 million, or $4.46 per diluted common share, for the first nine months of 2007.

AXIS Capital Holdings Limited 92 Pitts Bay Road Pembroke, Bermuda HM08

Tel. 441.496.2600 Fax 441.296.3140

www.axiscapital.com

Operating Highlights

The following are our operating highlights for the third quarter of 2008, together with highlights regarding our liquidity and financial condition:

•	Net premiums earned of $690 million were stable;

•	Net loss per diluted share of $1.79. We recorded after-tax net losses on Hurricanes Ike and Gustav of $2.66 per diluted share;

•	A combined ratio of 128.0%, including net favorable reserve development of 11.0 ratio points. Excluding net losses from Hurricanes Ike and Gustav, our combined ratio was 69.0%;

•

Net investment income of $51 million, a decrease of 57%. This reduction was primarily due to unrealized mark-to-market losses on our credit and hedge funds resulting from the significant disruption to the financial system;

•	Strong operating cash flows of $489 million for the quarter and $1.2 billion for the year to date;

•	Capital management initiatives during the quarter included $58 million of share repurchases. Our common dividend of $0.185 per share represents an increase of 12% over the prior year quarter;

•

Shareholders’ equity of $4.6 billion, a decrease of $0.7 billion, or 13%, in the quarter. This reduction primarily reflects the after-tax impact of net losses from Hurricanes Gustav and Ike in the quarter of $371 million, net of related earned premium, and the combined after-tax impact of realized and unrealized losses from our investment portfolio of $434 million;

•

Diluted book value per common share[1] of $26.25, a decrease of 3% from September 30, 2007, and 9% from December 31, 2007. Excluding the impact of share repurchase activity, our diluted book value per common share was essentially flat over the twelve months ended September 30, 2008; and

•

With respect to our liquidity position, liquid markets are available for the vast majority of our $10.6 billion investment portfolio, which includes $4.8 billion of investments in cash and cash equivalents and U.S. government and agency backed securities and our $1.5 billion credit facility, which provides for borrowing of up to $500 million, and does not expire until August 2010.

[1]	To conform with our current period presentation of diluted book value per common share, we have recalculated the diluted book value per common share for prior dates using the “treasury stock” method.

AXIS Capital Holdings Limited 92 Pitts Bay Road Pembroke, Bermuda HM08

Tel. 441.496.2600 Fax 441.296.3140

www.axiscapital.com

Commenting on the third quarter 2008 financial results, John Charman, Chief Executive Officer and President of AXIS Capital, stated: “During this quarter, the world’s financial system, our industry and we at AXIS have experienced an unprecedented confluence of events, including significant hurricane activity as well as extraordinary volatility and illiquidity in the financial markets. Our diluted book value per share has ended the last twelve months down less than 3%; however, excluding the impact of share repurchases over that period, it is essentially flat. Our capital resources and liquidity position remain very strong and we are amply prepared to maximize shareholder value throughout this important next cycle with our global and diversified platforms in both the insurance and reinsurance markets. We believe a cycle turn to the positive is now nearly upon us, but the timing and magnitude of the onset will vary by segment of the market.”

Segment Highlights

Insurance Segment

Our insurance segment reported an underwriting loss for the quarter of $22 million compared to underwriting income of $111 million in the third quarter of 2007. The segment’s combined ratio was 102.8% compared with 63.3% in the prior year quarter. The increase was driven by the several factors. First, our current accident year loss ratio was adversely affected by net losses of $115 million, or 39.2 ratio points, from Hurricanes Ike and Gustav. Second, net favorable reserve development decreased from $59 million, or 19.4 ratio points, in the third quarter of 2007 to $42 million, or 14.2 ratio points, in the current quarter. Third, our general and administrative ratio increased 2.5 ratio points, primarily due to increased staffing costs this year. These factors were partially offset by a 4.0 point reduction in our acquisition cost ratio this quarter, primarily related to the impact of favorable prior year loss development on ceding commissions.

Our insurance segment reported gross premiums written in the quarter of $403 million, down 16% from the third quarter of 2007, and net premiums written of $236 million, down 25% from the third quarter of 2007. We reduced gross premiums written in many of our property and casualty lines of business this quarter as a result of continued competitive market conditions. Our political risk premium also decreased this quarter reflecting the reduction in available transactions as private capital flows slowed amidst the ongoing global financial crisis. We have also decided to reserve capacity for expected increases in pricing we expect when liquidity returns to the financial markets.

AXIS Capital Holdings Limited 92 Pitts Bay Road Pembroke, Bermuda HM08

Tel. 441.496.2600 Fax 441.296.3140

www.axiscapital.com

Ceded premiums were 42% of gross premiums written in the current quarter compared with 34% in the third quarter of 2007. The increase reflects the impact of business mix changes this quarter together with the expansion of our reinsurance coverage during the year.

Reinsurance Segment

Our reinsurance segment reported an underwriting loss for the quarter of $164 million compared to underwriting income of $88 million in the third quarter of 2007. The segment’s combined ratio was 141.4% compared with 77.1% in the prior year quarter. The increase was principally driven by the segment’s current accident year loss ratio which was adversely affected by $292 million, or 73.7 ratio points, of net losses from Hurricanes Ike and Gustav. In comparison, the third quarter of 2007 was adversely impacted by net losses relating to U.K. flood damages, Hurricane Dean and storm activity in the Midwest U.S. and Canada of $25 million, or 6.4 ratio points. Net favorable prior period reserve development in the quarter was $35 million, or 8.7 ratio points, compared to $24 million, or 6.1 ratio points, in the third quarter of 2007.

Our reinsurance segment reported gross premiums written in the quarter of $323 million, up 17% from the third quarter of 2007. The increase was driven by reinstatement premiums written of $29 million following Hurricanes Ike and Gustav.

Investments

Net investment income decreased $68 million, or 57%, from the third quarter of 2007 to $51 million. This decrease was driven by a reduction in investment income from our alternative investment portfolio (“other investments”) of $68 million, the majority of which emanated from unrealized losses on our credit and hedge funds. Unrealized mark-to-market gains and losses emanating from our other investments are recorded within net investment income. Our total return on other investments was (8.9%) and (10.9%) for the three and nine months ended September 30, 2008, respectively. Unrealized losses from our credit funds were related to significant selling pressures in the bank loan market. Our hedge funds, which are primarily exposed to long-biased equity strategies, were down in line with our hedge fund benchmarks. These benchmarks generally performed better than the equity markets in the quarter.

AXIS Capital Holdings Limited 92 Pitts Bay Road Pembroke, Bermuda HM08

Tel. 441.496.2600 Fax 441.296.3140

www.axiscapital.com

Net realized investment losses in the quarter were $89 million. This included other than temporary impairment charges of $50 million, of which $29 million related to fixed maturity holdings in Lehman Brothers. Realized losses on the sale of investments were $41 million, including a $60 million loss on the sale of Fannie Mae and Freddie Mac preferred equity, partially offset by realized gains on the sale of certain fixed maturities. In the prior year quarter, net realized losses were $1 million.

As of September 30, 2008, net unrealized losses from our investment portfolio were $498 million, an increase of $346 million in the quarter. The increase was primarily related to the widening of credit spreads on high quality corporate bonds and non-agency mortgage-backed securities, and to a lesser extent, the negative impact of a strengthening U.S. Dollar on foreign-denominated investments, rather than issue-specific credit events in the quarter.

Our fixed maturities portfolio, which represents 79% of our total cash and investments, is well diversified, has a weighted average credit quality of AA+/Aa1 (with 92% of securities rated A-/A3 or better), and has a short average duration of approximately 2.9 years. We maintain high cash and cash equivalent balances of $1.4 billion, or 13% of our total cash and investments. As of September 30, 2008, our fixed maturities portfolio included $3.5 billion in mortgage-backed securities. $2.2 billion, or 62%, of these securities carry the full faith and credit guaranty of the U.S. government. Of the remaining mortgage-backed securities, 98% had a credit quality of AAA/Aaa. As of September 30, 2008, we also held $0.4 billion in asset-backed securities, of which 84% had a credit quality of AAA/Aaa. With respect to sub-prime and Alternative-A exposures in our fixed maturities portfolio, this remains a negligible portion of our total cash and investments at $161 million, or less than 2%, with the vast majority rated AAA/Aaa by major rating agencies. Our fixed maturities portfolio at quarter-end also includes $2.1 billion of corporate debt with a weighted average credit quality of A/A2 This includes $876 million of direct exposure to the unsecured debt of financial issuers, of which no individual issuer represents more than $85 million.

AXIS Capital Holdings Limited 92 Pitts Bay Road Pembroke, Bermuda HM08

Tel. 441.496.2600 Fax 441.296.3140

www.axiscapital.com

In addition to cash and our fixed maturities portfolio, we maintain an equities portfolio, which represents 1.2% of our cash and total investments, and other investments, which represents approximately 6% of cash and total investments. Our diversified other investment portfolio primarily consists of hedge funds and credit funds. No credit or interest rate derivatives are bought or sold by AXIS.

As of September 30, 2008, we had outstanding security lending agreements approximating $711 million. The proceeds from these agreements are primarily invested in cash and cash equivalents with a credit quality of A-1/P-1 and short-term securities of AAA/Aaa. As a response to current market conditions, we are currently winding down this lending program to further reduce our risk profile.

Interest Expense

Interest expense for the three and nine months ended September 30, 2008 was $8 million and $24 million, respectively, compared to $14 million and $43 million, respectively, in the comparative periods of 2007. The reduction in 2008 interest expense relates to the termination of a $400 million repurchase agreement in September 2007.

Capitalization / Shareholders’ Equity

Total capitalization at September 30, 2008 was $5.1 billion, including $0.5 billion of long-term debt and $0.5 billion of preferred equity, compared to $5.7 billion at December 31, 2007. The reduction in capital this year was primarily due to an increase in after-tax unrealized losses from our investment portfolio of $520 million, share repurchases totaling $233 million, and dividends to common and preferred shareholders of $119 million. These items were partially offset by net income in the first nine months of 2008 of $247 million.

During the quarter, we repurchased 1.8 million shares at an average price of $32.79 per share, for a total cost of $58 million. For the nine months ended September 30, 2008, we repurchased 6.8 million shares at an average price of $34.39 per share, for total cost of $233 million.

At September 30, 2008, diluted book value per common share, on a treasury stock basis, was $26.25 and book value per common share was $29.72 compared to $28.79 and $32.69, respectively, as of December 31, 2007.

AXIS Capital Holdings Limited 92 Pitts Bay Road Pembroke, Bermuda HM08

Tel. 441.496.2600 Fax 441.296.3140

www.axiscapital.com

Conference Call

We will host a conference call on Tuesday October 28, 2008 at 8:00 AM (Eastern) to discuss the third quarter financial results and related matters. The teleconference can be accessed by dialing (866) 362-4666 (U.S. callers) or (617) 597-5313 (international callers) and entering the pass code 29433354 approximately ten minutes in advance of the call. A live, listen-only webcast of the call will also be available via the Investor Information section of the Company’s website at www.axiscapital.com

In addition, a financial supplement relating to our financial results for the quarter ended September 30, 2008 is available in the Investor Information section of our website.

AXIS Capital is a Bermuda-based global provider of specialty lines insurance and treaty reinsurance with shareholders’ equity at September 30, 2008 of $4.6 billion and locations in Bermuda, the United States, Europe, Singapore, Canada and Australia. Its operating subsidiaries have been assigned a rating of “A” (“Excellent”) by A.M. Best and a rating of “A” (“Strong”) by Standard & Poor’s. AXIS Capital has been assigned a senior unsecured debt rating of Baa1 (stable) by Moody’s Investors Service and BBB+ (stable) by Standard & Poor’s. For more information about AXIS Capital, visit our website at www.axiscapital.com.

AXIS Capital Holdings Limited 92 Pitts Bay Road Pembroke, Bermuda HM08

Tel. 441.496.2600 Fax 441.296.3140

www.axiscapital.com

AXIS CAPITAL HOLDINGS LIMITED

CONSOLIDATED BALANCE SHEETS

SEPTEMBER 30, 2008 (UNAUDITED) AND DECEMBER 31, 2007

	2008	2007
	(in thousands, except per share amounts)
Assets
Investments:
Fixed maturities, available for sale, at fair value	$8,449,620	$8,331,666
Equity securities, available for sale, at fair value	129,220	7,746
Other investments, at fair value	636,304	638,241

Total investments	9,215,144	8,977,653
Cash and cash equivalents	1,419,610	1,332,921
Accrued interest receivable	74,693	87,338
Insurance and reinsurance premium balances receivable	1,412,445	1,231,494
Reinsurance recoverable balances	1,410,554	1,280,295
Reinsurance recoverable balances on paid losses	62,617	76,598
Deferred acquisition costs	333,002	276,801
Prepaid reinsurance premiums	264,960	242,940
Securities lending collateral	731,661	865,256
Net receivable for investments sold	—	86,356
Goodwill and intangible assets	60,726	61,653
Other assets	190,042	156,004

Total assets	$15,175,454	$14,675,309

Liabilities
Reserve for losses and loss expenses	$6,406,204	$5,587,311
Unearned premiums	2,466,622	2,146,087
Insurance and reinsurance balances payable	223,963	244,988
Securities lending payable	730,412	863,906
Senior notes	499,342	499,261
Other liabilities	183,385	175,134
Net payable for investments purchased	64,336	—

Total liabilities	10,574,264	9,516,687

Shareholders’ Equity
Preferred shares—Series A and B	500,000	500,000
Common shares	1,878	1,850
Additional paid-in capital	1,943,125	1,869,810
Accumulated other comprehensive (loss) income	(495,697)	22,668
Retained earnings	3,097,487	2,968,900
Treasury shares, at cost	(445,603)	(204,606)

Total shareholders’ equity	4,601,190	5,158,622

Total liabilities and shareholders’ equity	$15,175,454	$14,675,309

AXIS Capital Holdings Limited 92 Pitts Bay Road Pembroke, Bermuda HM08

Tel. 441.496.2600 Fax 441.296.3140

www.axiscapital.com

AXIS CAPITAL HOLDINGS LIMITED

CONSOLIDATED STATEMENTS OF OPERATIONS (UNAUDITED)

FOR THE THREE AND NINE MONTHS ENDED SEPTEMBER 30, 2008 AND 2007

	Three months ended		Nine months ended
	2008	2007	2008	2007
	(in thousands, except per share amounts)
Revenues
Net premiums earned	$689,970	$685,845	$2,028,895	$2,065,090
Net investment income	50,583	118,908	273,249	357,873
Net realized investment losses	(89,079)	(1,192)	(51,842)	(5,548)
Other insurance related (loss) income	(13,806)	1,005	(19,073)	3,638

Total revenues	637,668	804,566	2,231,229	2,421,053

Expenses
Net losses and loss expenses	705,531	328,193	1,438,929	1,079,714
Acquisition costs	90,333	100,039	282,593	293,923
General and administrative expenses	86,722	79,813	248,425	210,993
Foreign exchange gains	(7,627)	(7,202)	(21,360)	(16,477)
Interest expense and financing costs	7,941	13,929	23,789	43,241

Total expenses	882,900	514,772	1,972,376	1,611,394

(Loss) income before income taxes	(245,232)	289,794	258,853	809,659
Income tax (recovery) expense	(5,104)	10,677	11,554	32,943

Net (loss) income	(240,128)	279,117	247,299	776,716
Preferred shares dividends	9,218	9,142	27,656	27,573

Net (loss) income available to common shareholders	$(249,346)	$269,975	$219,643	$749,143

Weighted average common shares and common share equivalents:
Basic	139,335	146,845	141,628	148,753

Diluted	139,335	164,064	157,315	165,458

Earnings per common share:
Basic	$(1.79)	$1.84	$1.55	$5.04

Diluted	$(1.79)	$1.65	$1.40	$4.53

Cash dividends declared per common share	$0.185	$0.165	$0.555	$0.495

AXIS Capital Holdings Limited 92 Pitts Bay Road Pembroke, Bermuda HM08

Tel. 441.496.2600 Fax 441.296.3140

www.axiscapital.com

AXIS CAPITAL HOLDINGS LIMITED

CONSOLIDATED SEGMENTAL DATA (UNAUDITED)

FOR THE THREE MONTHS ENDED SEPTEMBER 30, 2008 AND 2007

	2008			2007
	Insurance	Reinsurance	Total	Insurance	Reinsurance	Total
Gross premiums written	$402,672	$322,611	$725,283	$480,729	$274,495	$755,224
Net premiums written	235,666	315,750	551,416	315,605	268,297	583,902
Net premiums earned	293,572	396,398	689,970	301,925	383,920	685,845
Other insurance related (loss) income	(13,751)	(55)	(13,806)	610	395	1,005
Net losses and loss expenses	(230,577)	(474,954)	(705,531)	(113,092)	(215,101)	(328,193)
Acquisition costs	(21,964)	(68,369)	(90,333)	(34,721)	(65,318)	(100,039)
General and administrative expenses	(49,361)	(17,366)	(66,727)	(43,262)	(15,828)	(59,090)

Underwriting (loss) income	$(22,081)	$(164,346)	(186,427)	$111,460	$88,068	199,528

Corporate expenses			(19,995)			(20,723)
Net investment income			50,583			118,908
Net realized investment losses			(89,079)			(1,192)
Foreign exchange gains			7,627			7,202
Interest expense and financing costs			(7,941)			(13,929)

(Loss) income before income taxes			$(245,232)			$289,794

Net loss and loss expense ratio	78.5%	119.8%	102.3%	37.5%	56.0%	47.9%
Acquisition cost ratio	7.5%	17.2%	13.1%	11.5%	17.0%	14.6%
General and administrative expense ratio	16.8%	4.4%	12.6%	14.3%	4.1%	11.6%

Combined ratio	102.8%	141.4%	128.0%	63.3%	77.1%	74.1%

AXIS Capital Holdings Limited 92 Pitts Bay Road Pembroke, Bermuda HM08

Tel. 441.496.2600 Fax 441.296.3140

www.axiscapital.com

AXIS CAPITAL HOLDINGS LIMITED

CONSOLIDATED SEGMENTAL DATA (UNAUDITED)

FOR THE NINE MONTHS ENDED SEPTEMBER 30 2008 AND 2007

	2008			2007
	Insurance	Reinsurance	Total	Insurance	Reinsurance	Total
Gross premiums written	$1,392,993	$1,470,640	$2,863,633	$1,529,888	$1,487,337	$3,017,225
Net premiums written	872,909	1,454,498	2,327,407	1,004,536	1,474,066	2,478,602
Net premiums earned	890,558	1,138,337	2,028,895	915,102	1,149,988	2,065,090
Other insurance related (loss) income	(20,073)	1,000	(19,073)	1,737	1,901	3,638
Net losses and loss expenses	(549,723)	(889,206)	(1,438,929)	(432,612)	(647,102)	(1,079,714)
Acquisition costs	(84,798)	(197,795)	(282,593)	(97,512)	(196,411)	(293,923)
General and administrative expenses	(145,321)	(51,813)	(197,134)	(117,952)	(45,794)	(163,746)

Underwriting income	$90,643	$523	91,166	$268,763	$262,582	531,345

Corporate expenses			(51,291)			(47,247)
Net investment income			273,249			357,873
Net realized investment losses			(51,842)			(5,548)
Foreign exchange gains			21,360			16,477
Interest expense and financing costs			(23,789)			(43,241)

Income before income taxes			$258,853			$809,659

Net loss and loss expense ratio	61.7%	78.1%	70.9%	47.3%	56.3%	52.3%
Acquisition cost ratio	9.6%	17.4%	13.9%	10.7%	17.1%	14.2%
General and administrative expense ratio	16.3%	4.5%	12.2%	12.9%	4.0%	10.2%

Combined ratio	87.6%	100.0%	97.0%	70.9%	77.4%	76.7%

AXIS Capital Holdings Limited 92 Pitts Bay Road Pembroke, Bermuda HM08

Tel. 441.496.2600 Fax 441.296.3140

www.axiscapital.com

AXIS CAPITAL HOLDINGS LIMITED

NON-GAAP FINANCIAL MEASURE RECONCILIATION

OPERATING INCOME AND OPERATING INCOME EXCLUDING

FOREIGN EXCHANGE GAINS, NET OF TAX

FOR THE THREE AND NINE MONTHS ENDED SEPTEMBER 30, 2008 AND 2007

	Three months ended		Nine months ended
	2008	2007	2008	2007
(Loss) income income available to common shareholders	$(249,346)	$269,975	$219,643	$749,143

Adjustment for net realized investment losses	89,079	1,192	51,842	5,548
Adjustment for associated tax impact	(556)	(335)	1,623	(893)

Operating (loss) income	(160,823)	270,832	273,108	753,798

Adjustment for foreign exchange gains	(7,627)	(7,202)	(21,360)	(16,477)
Adjustment for associated tax impact	(2,144)	650	(989)	1,327

Operating (loss) income excluding foreign exchange gains, net of tax	$(170,594)	$264,280	$250,759	$738,648

Net (loss) income per share - diluted	$(1.79)	$1.65	$1.40	$4.53
Adjustment for net realized investment losses	0.64	0.01	0.33	0.03
Adjustment for associated tax impact	—	—	0.01	(0.01)

Operating (loss) income per share - diluted	$(1.15)	$1.66	$1.74	$4.55

Adjustment for foreign exchange gains	(0.05)	(0.04)	(0.14)	(0.10)
Adjustment for associated tax impact	(0.02)	—	(0.01)	0.01

Operating (loss) income excluding foreign exchange gains, net of tax	$(1.22)	$1.62	$1.59	$4.46

Weighted average common shares and common share equivalents - diluted	139,335	164,064	157,315	165,548

AXIS Capital Holdings Limited 92 Pitts Bay Road Pembroke, Bermuda HM08

Tel. 441.496.2600 Fax 441.296.3140

www.axiscapital.com

Cautionary Note Regarding Forward-Looking Statements

This release contains forward-looking statements within the meaning of the U.S. federal securities laws. Forward-looking statements contained in this release include our expectations regarding market conditions and information regarding our estimates of losses related to natural disasters, including Hurricanes Ike and Gustav. These statements involve risks, uncertainties and assumptions. Actual events or results may differ materially from our expectations. Important factors that could cause actual events or results to be materially different from our expectations include (1) the occurrence of natural and man-made disasters, (2) actual claims exceeding our loss reserves, (3) general economic, capital amd credit market conditions, (4) the failure of any of the loss limitation methods we employ, (5) the effects of emerging claims and coverage issues, (6) the failure of our cedants to adequately evaluate risks, (7) the loss of one or more key executives, (8) a decline in our ratings with rating agencies, (9) the loss of business provided to us by our major brokers, (10) changes in governmental regulations, (11) increased competition, (12), interest rate and/or currency value fluctuations, and (13) the other factors set forth in our most recent report on Form 10-K, Form 10-Q and other documents on file with the Securities and Exchange Commission. We undertake no obligation to update or revise publicly any forward-looking statements, whether as a result of new information, future events or otherwise.

Non-GAAP Financial Measures

In this release, we have presented the following non-GAAP financial measures:

1.	Operating (loss) income. This represents net (loss) income available to common shareholders, before the after tax impact of net realized gains and losses on investments;

2.	Operating (loss) income, excluding the after tax impact of foreign exchange gains and losses.

We have included these measures as we believe that security analysts, rating agencies and investors believe that realized gains and losses and foreign exchange, where an actively managed foreign exchange program is not in place, are largely opportunistic and are a function of economic and interest rate conditions. As a result, we believe that they evaluate earnings before realized gains and losses and foreign exchange, adjusted for tax, to make performance comparisons with our industry peers.

AXIS Capital Holdings Limited 92 Pitts Bay Road Pembroke, Bermuda HM08

Tel. 441.496.2600 Fax 441.296.3140

www.axiscapital.com